UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 12, 2023

CINGULATE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40874	86-3825535
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1901 W. 47th Place

Kansas City, KS 66205

(Address of principal executive offices) (Zip Code)

(913) 942-2300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CING	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
Warrants, exercisable for one share of common stock	CINGW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

NEO Departures

On December 12, 2023, Craig S. Gilgallon, General Counsel, informed Cingulate Inc. (the “Company”) that he was resigning as an officer of the Company and was terminating employment with Cingulate Therapeutics LLC, a wholly-owned subsidiary of the Company, effective on December 15, 2023.

On December 13, 2023, Louis G. Van Horn, Chief Financial Officer, retired from the Company, effective immediately. Shane Schaffer, Chief Executive Officer, will serve as Principal Financial Officer of the Company until a Chief Financial Officer is appointed.

Dr. Schaffer, PharmD co-founded Cingulate in 2012 and has since served as its Chief Executive Officer and Chairman of the Board of Directors. Prior to his work at Cingulate, Dr. Schaffer served as the Managing Director of Sabre Scientific Solutions, from July 2009 through December 2012. Previously, Dr. Schaffer worked as a Director of National Accounts at Pri-Med Access from September 2008 through May 2009, Senior Marketing at Sanofi from February 2004 through December 2007, and as a Marketing Manager at Novartis from June 2001 through October 2003. From July 1999 through June 2001, he served as Chief Fellow of the Rutgers Pharmaceutical Industry Fellowship Program and was Senior Fellow at Warner Lambert/Parke Davis and Pfizer. From June 1997 to July 1999, he worked as a clinical research associate at Hoechst Marion Roussel. Dr. Schaffer has over 25 years’ experience in drug development, commercialization and biotech commercial operation. Dr. Schaffer received his Doctor of Pharmacy from The University of Kansas School of Pharmacy.

Director Resignations

On December 12, 2023, Patrick Gallagher provided the Company with notice of his resignation from the Board of Directors. On December 13, 2023, each of Gregg Givens and Curt Medeiros provided the Company with notice of their resignation from the Board of Directors. The decisions by each of Messrs. Gallagher, Givens and Medeiros to resign was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

NEO Compensation

On December 12, 2023 in connection with the cost containment measures described in Item 8.01, the independent members of the Board of Directors reduced Shane Schaffer’s annual base salary by 55% to $226,350 and reduced the annual base salary of Laurie Myers, Chief Operating Officer, by 50% to $212,000. Mr. Schaffer and Ms. Myers are eligible to participate in the contingent bonus plan described under Item 8.01.

Item 8.01.	Other Events

The Company continues to initiate cost containment measures. These measures include reductions in employee base salaries from 5-55% and a review of essential vendors. Several employees have recently resigned or retired in addition to the named executive officer departures described under Item 5.02. The Company has paused its clinical trial plans and is waiting to receive additional FDA guidance to finalize changes to the timing, structure and cost of the Company’s clinical trial plan for CTx-1301. In addition, non-management members of the Board have agreed to defer their cash Board fees until a future date. The Company expects to reduce its compensation expense by approximately $184,000 per month based on the base salary reductions and employee departures to date without accounting for any potential severance obligations.

In connection with the reduction in annual base salary for all employees and to incentivize employees to remain with the Company, the independent members of the Board of Directors approved a contingent bonus plan. Pursuant to this plan, the Company will pay to each employee on the date that is three months after the filing date of the New Drug Application for CTx-1301 with the Federal Drug Administration (the “payment date”) an amount equal to the aggregate dollar amount of base salary through the payment date that was not paid to the employee due to the salary reductions (the “reduction amount”) plus 20% of the reduction amount.

There can be no assurance that the cost containment measures will allow the Company to continue operations. To continue operations, the Company needs to raise significant capital, including through public or private debt or equity financings or strategic transactions to license the Company’s product candidates. If the Company fails to raise significant capital or enter into such transactions, the Company will have to discontinue operations and the Board of Directors may decide to file for bankruptcy protection or pursue a dissolution and liquidation of the Company’s remaining assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINGULATE INC.

Dated: December 15, 2023	By:	/s/ Shane J. Schaffer
	Name:	Shane J. Schaffer
	Title:	Chief Executive Officer